Filed pursuant to Rule 433

Registration No. 333-253041

Issuer Free Writing Prospectus dated November 15, 2021

Relating to Preliminary Prospectus Supplement dated November 15, 2021

Mastercard Incorporated

$750,000,000 2.000% Notes due 2031

Pricing Term Sheet

November 15, 2021

The information in this pricing term sheet supplements Mastercard Incorporated’s preliminary prospectus supplement, dated November 15, 2021 (the “Preliminary Prospectus Supplement”), and supersedes the information in the Preliminary Prospectus Supplement to the extent inconsistent with the information in the Preliminary Prospectus Supplement. In all other respects, this pricing term sheet is qualified in its entirety by reference to the Preliminary Prospectus Supplement. Terms used herein but not defined herein shall have the respective meanings as set forth in the Preliminary Prospectus Supplement.

Issuer:	Mastercard Incorporated

Security Title:	2.000% Notes due 2031

Offering Format:	SEC Registered

Size:	$750,000,000

Maturity Date:	November 18, 2031

Coupon:	2.000%

Interest Payment Dates:	Semi-annually on May 18 and November 18 of each year, commencing May 18, 2022

Price to Public:	99.487%

Benchmark Treasury:	UST 1.375% due November 15, 2031

Benchmark Treasury Price and Yield:	97-22; 1.627%

Spread to Benchmark Treasury:	+ 43 basis points

Reoffer Yield:	2.057%

Optional Redemption:

Make-Whole Call:	+ 10 basis points prior to August 18, 2031

Par Call:	On or after August 18, 2031 (three months prior to the maturity date of the Notes)

CUSIP / ISIN:	57636QAU8 / US57636QAU85

Denominations:	$2,000 and integral multiples of $1,000 in excess thereof

Trade Date:	November 15, 2021

Expected Settlement Date:	November 18, 2021 (T+3)

Joint Book-Running Managers:	BofA Securities, Inc. Citigroup Global Markets Inc. Lloyds Securities Inc. U.S. Bancorp Investments, Inc. Wells Fargo Securities, LLC Commerz Markets LLC

Goldman Sachs & Co. LLC J.P. Morgan Securities LLC PNC Capital Markets LLC Santander Investment Securities Inc. SG Americas Securities, LLC

Senior Co-Managers:	BMO Capital Markets Corp. Commonwealth Bank of Australia Mizuho Securities USA LLC Morgan Stanley & Co. LLC Standard Chartered Bank

Co-Managers:	Academy Securities, Inc. Cabrera Capital Markets LLC CastleOak Securities, L.P. R. Seelaus & Co., LLC

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling (i) BofA Securities, Inc. at 1-800-294-1322, (ii) Citigroup Global Markets Inc. at 1-800-831-9146, (iii) Lloyds Securities Inc. at 1-212-930-8956 or (iv) U.S. Bancorp Investments, Inc. at 1-877-558-2607.

It is expected that delivery of the Notes will be made against payment therefor on or about November 18, 2021, which is the third business day following the date hereof (such settlement cycle being referred to as “T+3”). Under Rule 15c6-1 under the Exchange Act, trades in the secondary market are required to settle in two business days unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes more than two business days prior to November 18, 2021, will be required, by virtue of the fact that the Notes will initially settle in T+3, to specify an alternate settlement arrangement at the time of any such trade to prevent a failed settlement. Purchasers of the Notes who wish to trade the Notes during such period should consult their own advisors.

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